As filed with the Securities and Exchange Commission on April 25, 2018

Registration No. 333- _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IEH Corporation

(Exact name of Registrant as specified in its charter)

New York	13-5549348
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

140 58th Street, Suite 8E

Brooklyn, New York 11220

(718) 492-4440

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2011 Equity Incentive Plan

(Full title of the Plan)

David Offerman

President and Chief Executive Officer

140 58th Street, Suite 8E

Brooklyn, New York 11220

(718) 492-4440

Copies to:

Steven L. Glauberman, Esq.

Becker & Poliakoff, LLP

45 Broadway, 17th Floor

New York, New York 10006

(212) 599-3322

(Name and address, including zip code and telephone

number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $9.01 per share	505,000	$7.97	(2)	$4,024,850	$501.09

Common Stock, par value $0.01 per share	245,000	$6.18	(3)	$ 1,514,100	$ 188.51

Total	750,000			$5,538,950	$689.60

(1)	This Registration Statement covers 750,000 shares of common stock issuable under the Registrant’s 2011 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933 (“Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h). The Proposed Maximum Offering Price Per Share is based upon the average of the reported high and low sales prices per share of the common stock of IEH Corporation, on April 20, 2018, as reported by the OTC Market place.

(3)	Represents shares of the Registrant’s common stock subject to outstanding option awards granted under the Plan. This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee and is based on the weighted average exercise price per share of the outstanding options granted under the Plan.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the Plans are exercised.

PART I

Information Required in the Section 10(a) Prospectus

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 750,000 shares of common stock of the Registrant to be issued pursuant to the Registrant’s 2011 Equity Incentive Plan (the “Plan”).

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)       Our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the Commission under the Securities Act on July 14, 2017;

(2)       All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by Registrant’s latest annual report referred to in (1) above; and

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our shareholders. Our shareholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

New York Business Corporation Law

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor if such director or officer acted in good faith for a purpose which he reasonably believed to be in or, in certain cases not opposed to, such corporation’s best interests, except that no indemnification will be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person has been adjudged to be liable to such corporation, unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director officer acted in good faith and for a purpose he reasonably believed to be in or, in certain cases not opposed to, such corporation’s best interests and additionally, in criminal actions , had no reasonable cause to believe his conduct was unlawful.

IEH Corporation’s Restated Certificate of Incorporation

Article X of the Registrant’s Restated Certificate of Incorporation provides as follows:

“Pursuant to the Business Corporation Law of the State of New York, it is expressly provided that any and every person made a party to any action, suit or proceeding by reason of the fact that he, whether testate or intestate, is or was a director, officer or employee of this corporation or of any corporation which he served as such at the request of this corporation, shall be and hereby is indemnified by the corporation against any and all reasonable expenses including attorneys’ fees actually and necessarily incurred by him in connection with the defense of any such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters in which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties; and such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled apart from this provision and under any certificate of incorporation or other certificate filed pursuant to law, by-law agreement, vote of stockholders or otherwise. Any and all amounts payable by way of indemnity hereunder shall be determined and paid in accordance with the Business Corporation Law of the State of New York.”

Insurance

The Registrant maintains directors’ and officers’ liability insurance policies that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act, is permitted for our directors, officers or controlling persons, pursuant to the above-mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

5.1	Opinion of Becker & Poliakoff, LLP

10.1	2011 Equity Incentive Plan (incorporated by reference herein to Exhibit A to Definitive Proxy Statement filed with the Commission on August 31, 2011).

23.1	Consent of Jerome Rosenberg CPA, P.C., independent registered public accounting firm

23.2	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brooklyn, New York, April 25, 2018.

IEH Corporation

By:	/s/ David Offerman
David Offerman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David Offerman, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ David Offerman David Offerman	President and Chief Executive Officer Chairman of the Board of Directors	April 25, 2018

/s/ Allen Gottlieb	Director	April 25, 2018
Allen Gottlieb

/s/ Gerald Chafetz	Director	April 25, 2018
Gerald Chafetz

/s/ Sonia Marciano	Director	April 25, 2018
Sonia Marciano

/s/ Eric Hugel	Director	April 25, 2018
Eric Hugel

/s/ Robert Knoth	Chief Financial Officer	April 25, 2018
Robert Knoth	(Principal Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description

4.1	2011 Equity Incentive Plan (incorporated by reference herein to Exhibit A to Definitive Proxy Statement filed with the Commission on August 31, 2011).

5.1	Opinion of Becker & Poliakoff, LLP

23.1	Consent of Jerome Rosenberg CPA, P.C., independent registered public accounting firm

23.2	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)